WEIGHT LOSS FOREVER INTERNATIONAL, INC.
PROMISSORY NOTE

$650,000.00                                                                            November 13, 2003

FOR VALUE RECEIVED, Weight Loss Forever International, Inc., a Nevada corporation, its assigns and successors (the “Company”), hereby promises to pay to the order of the individuals and/or entities listed on Exhibit A, or their successors or assigns (the “Purchasers” or the “Holders”), in immediately available funds, the total principal sum of Six Hundred Fifty Thousand Dollars ($650,000.00). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Eastern Standard Time, on October 13, 2004 (unless such payment date is accelerated as provided in Section 9 hereof). Payment of all amounts due hereunder shall be made at the address of the Purchasers provided for in Section 11 hereof. Interest shall accrue at the rate of fourteen percent (14%) per annum on this Note from the date listed above and shall continue to accrue until all unpaid principal and interest is paid in full.

1.   HISTORY OF THE LOANS. The funds that are the subject of this Note were originally loaned to the Company by CLD Corporate Relations, Inc., a Florida corporation (“CLD”). This Note is meant to memorialize the terms of that oral agreement and to effectuate an assignment by CLD, to the Holders, of the amounts CLD is entitled to receive under the oral agreement. The amount being assigned to each Holder is listed on Exhibit A, attached hereto and made a part hereof. The terms of the original oral promissory note between the Company and CLD was substantially similar to the terms of this Note.

2.   PREPAYMENT. The Company may not prepay the amount owed under this Note, unless the Company receives written permission from all of the Holders.

3.   CONVERSION. The Holders are entitled, at their option, at any time beginning one (1) year after the date hereof, and in whole or in part, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, into shares of the common stock of the Company. Any amounts a Holder elects to convert will be converted into common stock at a conversion price which is the lower of (i) $0.03 or (ii) fifty percent (50%) of the three (3) day average closing bid price immediately prior to the delivery of a notice of conversion to the Company (the “Conversion Price”).

4.   CONVERSION LIMITATION. Notwithstanding Section 3 above, the Holders may not convert any outstanding amounts due under this Note, if at the time of such conversion the amount of common stock issued for the conversion would cause the Holders to have received more than one percent (1%) of the Company’s outstanding common stock from conversions hereunder in the last ninety (90) days.

5.   CONVERSION PRICE ADJUSTMENTS. In the event the Company should at any time after the date hereof do either of the following: i) fix a record date for the effectuation of a split or subdivision of the outstanding common stock of the Company, or ii) grant the holders of the Company’s common stock a dividend or other distribution payable in additional shares of common stock without the payment of any consideration by such holder for the additional shares of common stock (“Stock Adjustment”), then, as of the record date (or the date of such Stock Adjustment if no record date is fixed), the conversion price of this Note shall be appropriately adjusted so that the number of shares of common stock issuable upon conversion of this Note shall be adjusted in proportion to such change in the number of outstanding shares in order to insure such Stock Adjustment does not decrease the conversion value of this Note.

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6.   TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Company without the express written consent of each of the Holders. In the event any third party acquires a controlling interest in the Company or acquires substantially all of the assets of the Company (a “Reorganization Event”), this Note will survive and become an obligation of the party that acquires such controlling interest or assets. In the event of a Reorganization Event the Company agrees to make the party that acquires such controlling interest or assets, aware of the terms of this Section and this Note. This Note may be transferred, pledged, hypothecated, or assigned by the Holders in their sole discretion.

7.   RESTRICTION ON SHARE ISSUANCES. From the date of this Note and until the principal amount of the Note and any accrued interest has either been paid or converted into the Company’s common stock, the Company may not issue any additional shares of its common stock without the written consent of each of the Holders.

8.   RESERVATION AND LISTING OF SECURITIES. The Company shall at all times reserve and keep available out of its authorized shares of common stock, solely for the purpose of issuance upon the conversion of this Note, such number of shares of common stock as would be necessary to convert the entire amount due and owing under the terms of this Note if Holders elected to convert said amount under Section 3 hereof.

9.   DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:
(a)   The non-payment, when due, of any principal or interest pursuant to this Note;

(b)   The material breach of any representation or warranty in this Note. In the event the Purchasers becomes aware of a breach of this Section 9(b), the Purchasers shall notify the Company in writing of such breach and the Company shall have five business days after notice to cure such breach;

(c)   The breach of any covenant or undertaking, not otherwise provided for in this Section 9;

(d)   The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

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(e)   The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Purchasers, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Purchasers, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Purchasers, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

10.   RIGHT TO SPECIFIC PERFORMANCE. The Company and Holders enter into this Note with the explicit understanding that the control of the Company is of great importance to the Holders and for this reason both parties will be irreparable harmed if this Note is not specifically enforced in the event of a breach by Company of the provisions of this Note. Accordingly, in the event of any controversy concerning the right or obligation to purchase or sell any of the stock of the Company or to perform any other act pursuant to this Agreement, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. The party against whom specific performance is being sought hereby waives any requirement for securing or posting bond in connection with the enforcing party obtaining an injunction or other form of equitable relief.

11.   NOTICES. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier, or by facsimile transmission. Notice shall be deemed to have been received on the date and time of personal or overnight delivery or facsimile transmission, if received during normal business hours of the recipient; if not, then on the next business day.

    Notices to the Company shall be sent to:

                  Weight Loss Forever International, Inc.
120 International Parkway
Heathrow, FL 32746
Attn: President
Facsimile No.: (407) 330-1364

Notices to the Holders shall be sent to the addresses listed on Exhibit A.

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12.    REPRESENTATIONS AND WARRANTIES. The Company hereby makes the following representations and warranties to the Holders:

(a)   Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.
(b)   Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Note and to issue and sell this Note. The execution, delivery and performance of this Note by the Company, and the consummation by it of the Transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Note when executed and delivered, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)   Disclosure. Neither this Note nor any other document, certificate or instrument furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated by this Note contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

13.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Company consents to the jurisdiction of the courts of the State of Florida and of any state and federal court located in the County of Seminole, Florida.

14.   GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAW.

15.   ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney's fees, whether or not suit is instituted.

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16.   CONFORMITY WITH LAW. It is the intention of the Company and of the Purchasers to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

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IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it as of February 25, 2004.

“Company”	“CLD”

Weight Loss Forever International, Inc.,	CLD Corporate Relations, Inc.,
a Nevada corporation	a Florida corporation

/s/ John Martin	/s/ Byron Rambo
By: John Martin	By: Byron Rambo
Its: President	Its: President

/s/ Byron Rambo
By: Byron Rambo
Its: Chief Financial Officer

“Holders”

CLD Investor Relations, Inc.,	Blaine Douglas Capital, Inc.,
a Florida corporation	a Florida corporation

/s/ Byron Rambo	/s/ Crystal Giannazzo
By: Byron Rambo	By: Crystal Giannazzo
Its: President	Its: President

Mistral Capital International, Inc.,	Public Corporate Consultants, Inc.,
a Florida corporation	a Florida corporation

/s/ Robert Thomas	/s/ James A. Meadows
By: Robert Thomas	By: James A. Meadows
Its: President	Its: James A. Meadows

Harding Investment Services Fund, Inc.,	Douglas Jefferson Fund, Inc.,
a Florida corporation	a Florida corporation

/s/ Crystal Giannazzo	/s/ Dawn White
By: Crystal Giannazzo	By: Dawn White
Its: President	Its: President

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Exhibit A

Name of Holder and Amount Owed by Company

Name of Holder*	Holder’s Address	Original Principal Amount

CLD Corporate Relations, Inc., a Florida corporation		$150,000
Blaine Douglas Capital, Inc., a Florida corporation		$100,000
Mistral Capital International, Inc., a Florida corporation		$100,000
Public Corporate Consultants, Inc., a Florida corporation		$100,000
Harding Investment Services Fund, Inc., a Florida corporation		$100,000
Douglas Jefferson Fund, Inc., a Florida corporation		$100,000

Total:		$650,000

            *   After assignment by CLD.

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